Exhibit (i)(3)

July 15, 2015

ALPS Series Trust
1290 Broadway, Suite 1100
Denver, Colorado 80203

Re:	ALPS Series Trust, a Delaware statutory trust (“Trust”)
1933 Act File No. 33-183945 – Post-Effective Amendment No. 47 and
1940 Act File. No. 811-22747 – Amendment No. 49,
filed with the Securities and Exchange Commission on July 15, 2015 each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the DDJ Opportunistic High Yield Fund (the “Fund”), a separate series of the Trust, described in the above-referenced filing (the “Post-Effective Amendment”).

In such connection, we have examined the Post-Effective Amendment, the Certificate of Trust, the Declaration of Trust, and the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Post-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

ALPS Series Trust
July 15, 2015

We hereby consent to all references to this firm in the Post-Effective Amendment and to the filing of this opinion as an exhibit to the Post-Effective Amendment.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP